EXHIBIT 99.1

Hooker Furniture Reports Profit and Improved Sales for Third Quarter

MARTINSVILLE, Va., Dec. 8, 2009 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $52.6 million and a net income of $957,000, or $0.09 per share, for its fiscal 2010 third quarter that began August 3rd and ended November 1st, 2009.

Net sales for the third quarter of fiscal 2010 decreased $16.4 million, or 23.8%, compared to $69.0 million for the third quarter of fiscal 2009. Net income for the quarter decreased by $2.0 million, to $957,000, or $0.09 per share, compared to net income of $3.0 million, or $0.27 per share, for the fiscal 2009 third quarter.

"With our return to profitability and a 14% increase in sales this quarter compared to the second quarter, we are moving in the right direction and beginning to achieve some momentum we can build on," said Paul B. Toms Jr., chairman and chief executive officer and president. "Our single greatest focus for the third quarter was to reverse the decline in sales. Although we weren't able to grow sales versus the prior year, we were able to slow the decline. In addition, the upward trend in incoming orders we reported last quarter has continued. In fact, this October we experienced the highest per-week incoming order rate since August 2008. The uptick in orders has been particularly strong at our upholstery divisions during the last 90 days. While encouraged by the improvements, we remain keenly focused on increasing sales, controlling costs and positioning ourselves for improved profitability."

Operating profitability decreased in the 2010 quarter to $1.8 million or 3.4% of net sales, from income of $4.7 million or 6.8% of net sales in the 2009 quarter due to lower net sales, higher discounting and higher overhead and operating expenses as a percent of net sales.

Gross profit declined $3.0 million to $12.7 million, compared to $15.7 million in the same period a year ago. Gross profit margin increased to 24.1% of net sales in the current quarter compared to 22.7% of net sales in the same period last year mainly as a result of lower freight costs on imported wood and metal furniture. "We are encouraged to have been able to improve gross margin this quarter in spite of a 24% sales decline and excess capacity in our upholstery divisions," Toms said. "During the year, we've adjusted our upholstery production capacity and work force to the lower level of business, along with aggressively updating and expanding our product line to stimulate sales. Now, as the uptick in orders and backlogs at Bradington-Young and Sam Moore translates into shipments and improved overhead absorption, the upholstery divisions are better positioned to return to profitability," Toms said.

Selling and administrative expenses decreased by $637,000 to $10.9 million, or 20.7% of net sales, in the 2010 third quarter. In comparison, selling and administrative expenses were $11.5 million, or 16.7% of net sales, in the fiscal 2009 third quarter. The decrease in selling and administrative expenses was due primarily to lower selling expenses on lower sales volume, lower compensation, benefits and other expenses as a result of workforce reductions implemented during fiscal 2009, and other actions to curtail spending in reaction to lower sales volume. These decreases, however, were partially offset by $152,000 in increased marketing and sample expenses in the upholstery division to support extensive new product introductions for the recent Fall High Point Market. Additional expenses recorded in the third quarter included severance costs of $521,000, and $385,000 in charges to write down certain supplier-pledged collateral to its net realizable value.

Fiscal Year 2010 First Nine Month Results

Net sales for the fiscal year 2010 first nine months declined $54.0 million, or 26.4% to $150.6 million compared to $204.7 million for the fiscal 2009 first nine months. The Company's operating income for the first nine months of fiscal 2010 decreased to $657,000, or 0.4% of net sales, compared to operating income of $11.8 million, or 5.7% of net sales, in the first nine months of fiscal 2009. The Company reported net income for the 2010 first nine months of $38,000, or less than one cent per share, compared with net income of $7.6 million, or $0.68 per share, in the fiscal 2009 nine-month period.

Cash, Inventory and Debt Levels

Cash and cash equivalents increased by $22.9 million to $34.7 million as of November 1, 2009 from $11.8 million on February 1, 2009 due principally to inventory reductions in response to reduced incoming orders and shipments.

Inventories declined 44% to $33.5 million as of November 1, 2009 compared to $60.2 million at the end of fiscal 2009. "During the quarter, we reduced inventories 19% compared to the previous quarter and maintained our strong cash position while growing receivables and eliminating all long term debt," Toms said. "Our strong balance sheet continues to serve us well as we have navigated the severe economic downturn," Toms said. "We are leveraging our financial strength to invest in systems, people, inventory and expansion of our product lines." Regarding the Company's inventory position, Toms said, "We are in a reasonably good inventory and service position. As business has improved, it has put a little more stress on our supply chain. However, we began ordering more aggressively in August and are working with our suppliers to ensure we have the necessary inventory to support the uptick in sales."

The Company has no long-term debt at November 1, 2009 and has $13.3 million available on its revolving line of credit at quarter-end.

Business Outlook

"We believe the worst is behind us, but there is still a headwind in the recovery," Toms said. "Unemployment alone is significant. While we are encouraged by strong increases in existing home sales the last two months, new home construction is still sluggish, and consumer confidence is still subdued. Until we see people feeling more secure in their jobs and an improvement in employment, we will continue to see downward pressure on discretionary spending for large ticket items like furniture. We expect a large part of our growth will come from market share gains as we expand our product line and price point range to reach new consumers. We do see retail conditions improving somewhat, and believe that we can build on the progress we have made this quarter."

Dividends

At its December 8, 2009 meeting, our board of directors declared a quarterly cash dividend of $0.10 per share, payable on February 26, 2010 to shareholders of record at February 12, 2010.

Announcements

On October 26, the Company announced that its Executive Vice President of Operations, Sekar Sundararajan, is leaving the firm to return to private consulting, effective November 30, 2009.

Sundararajan has been working with the company since early 2007 in a consulting capacity, and joined Hooker in the new position of Executive Vice President of Operations in 2008.

"We're very appreciative of Sekar's involvement with Hooker Furniture," said Toms. "He helped us improve significantly in multiple operational areas. We are a better performing company due to the time he spent with us." Toms added, "We look forward to continuing to work with him on a consulting basis on several current and future initiatives."

Conference Call Details

Hooker Furniture will present its fiscal 2010 third quarter results via teleconference and live internet web cast on Wednesday morning, December 9th, 2009 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 888-686-9681, and 913-312-1451 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2008 shipments to U.S. retailers, Hooker Furniture Corporation is an 85-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand , and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: current economic conditions and instability in the financial and credit markets including their potential impact on the Company's (i) sales and operating costs and access to financing and, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their business; general economic or business conditions, both domestically and internationally; price competition in the furniture industry; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company's imported products; the cyclical nature of the furniture industry which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases and the availability and terms of consumer credit; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices of key raw materials, transportation and warehousing costs, domestic labor costs and environmental compliance and remediation costs; the Company's ability to successfully implement its business plans; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; changes in consumer preferences, including increased demand for lower quality, lower priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products. Any forward looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

                              Table I
           HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
          UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In thousands, except per share data)

                                  Thirteen Weeks    Thirty-nine Weeks
                                      Ended               Ended
                                 Nov. 1,   Nov. 2,   Nov. 1,   Nov. 2,
                                  2009      2008      2009      2008
                                  ----      ----      ----      ----

 Net sales                      $ 52,605  $ 68,996  $150,646  $204,651

 Cost of sales                    39,928    53,319   117,047   158,111
                                --------  --------  --------  --------

     Gross profit                 12,677    15,677    33,599    46,540

 Selling and administrative
  expenses                        10,894    11,530    32,329    35,580

 Restructuring and asset
  impairment (credit) charge          --   (561)(a)    613(b)  (819)(c)
                                --------  --------  --------  --------

     Operating income              1,783     4,708       657    11,779

 Other (expense) income, net         (93)       36      (122)      391
                                --------  --------  --------  --------

     Income before income taxes    1,690     4,744       535    12,170

 Income tax expense                  733     1,794       497     4,541
                                --------  --------  --------  --------

     Net income                 $   957   $  2,950  $     38  $  7,629
                                ========  ========  ========  ========

 Earnings per share:
     Basic                      $   0.09  $   0.27  $     --  $   0.68
                                ========  ========  ========  ========
     Diluted                    $   0.09  $   0.27  $     --  $   0.68
                                ========  ========  ========  ========

 Weighted average shares
  outstanding:
     Basic                        10,752    10,761    10,752    11,176
                                ========  ========  ========  ========
     Diluted                      10,764    10,767    10,762    11,182
                                ========  ========  ========  ========

 (a) During the 2009 third quarter, the Company recorded a
 restructuring credit of $561,00 ($350,000 after tax, or $.03 per share) for previously accrued health care benefits that were not expected to be paid for terminated employees at the former Roanoke and Martinsville, VA manufacturing facilities.

 (b) During the first nine months of 2010, the Company recorded
 $613,000 in net restructuring and asset impairment charges related to the carrying value of its Bradington-Young trade name.

 (c) During the 2009 first nine months, the Company recorded a restructuring credit of $819,000 for previously accrued health care benefits that were not expected to be paid for terminated employees at the former Roanoke and Martinsville, VA manufacturing
 facilities.

                                Table II
             HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED BALANCE SHEETS
                  (In thousands, including share data)

                                                     Nov. 1,   Feb. 1,
                                                      2009      2009
                                                      ----      ----
 Assets
 Current assets
   Cash and cash equivalents                        $ 34,730  $ 11,804
   Accounts receivable, less allowance for doubtful
    accounts of $1,688 and $2,207 on each date        26,248    30,261
   Inventories                                        33,545    60,248
   Prepaid expenses and other current assets           6,103     4,736
                                                    --------  --------
     Total current assets                            100,626   107,049
 Property, plant and equipment, net                   23,425    24,596
 Intangible assets                                     4,129     4,805
 Cash surrender value of life insurance policies      14,364    13,513
 Other assets                                          3,145     3,504
                                                    --------  --------
       Total assets                                 $145,689  $153,467
                                                    ========  ========

 Liabilities and Shareholders' Equity
 Current liabilities
   Trade accounts payable                           $  8,116  $  8,392
   Accrued salaries, wages and benefits                2,847     2,218
   Other accrued expenses                              2,713     2,279
   Short-term borrowing                                  111        --
   Current maturities of long-term debt                   --     2,899
                                                    --------  --------
     Total current liabilities                        13,787    15,788
 Long-term debt, excluding current maturities             --     2,319
 Deferred compensation                                 6,346     5,606
 Other long-term liabilities                              16        44
                                                    --------  --------
       Total liabilities                              20,149    23,757

 Shareholders' equity
   Common stock, no par value, 20,000 shares
    authorized, 10,772 shares issued and
    outstanding on each date                          17,055    16,995
   Retained earnings                                 108,180   112,450
   Accumulated other comprehensive loss                  305       265
                                                    --------  --------
     Total shareholders' equity                      125,540   129,710
                                                    --------  --------
       Total liabilities and shareholders' equity   $145,689  $153,467
                                                    ========  ========

                           Table III
         HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
        UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (In thousands)

                                                    Thirty-nine Weeks
                                                           Ended
                                                     Nov. 1,   Nov. 2,
                                                      2009      2008
                                                      ----      ----
 Cash flows from operating activities
   Cash received from customers                     $154,522  $205,466
   Cash paid to suppliers and employees             (119,671) (199,035)
   Income taxes paid, net                             (1,728)   (5,031)
   Interest (paid) received, net                        (262)      270
                                                    --------  --------
     Net cash provided by operating activities        32,861     1,670
                                                    --------  --------

 Cash flows from investing activities
   Purchase of property, plant and equipment          (1,264)   (1,755)
   Proceeds received on notes issued for the
    sale of property                                      23        --
   Proceeds from the sale of property and equipment       10        17
   Additional payments related to the acquisition
    of Opus Designs                                       --      (181)
   Premiums paid on life insurance policies           (1,352)   (1,284)
   Proceeds received on life insurance policies          986       357
                                                    --------  --------
     Net cash used in investing activities            (1,597)   (2,846)
                                                    --------  --------

 Cash flows from financing activities
   Proceeds from short-term borrowing                  4,493        --
   Payments on short-term borrowing                   (4,382)       --
   Payments on long-term debt                         (5,218)   (2,002)
   Purchases and retirement of common stock               --   (14,097)
   Cash dividends paid                                (3,231)   (3,382)
                                                    --------  --------
     Net cash used in financing activities            (8,338)  (19,481)
                                                    --------  --------

 Net increase (decrease) in cash and cash
  equivalents                                         22,926   (20,657)
 Cash and cash equivalents at beginning of period     11,804    33,076
                                                    --------  --------
   Cash and cash equivalents at end of period       $ 34,730  $ 12,419
                                                    ========  ========

 Reconciliation of net income to net cash provided
  by operating activities:
   Net income                                       $     38  $  7,629
     Depreciation and amortization                     2,377     2,154
     Non-cash restricted stock awards                     61        54
     Asset impairment charge                             613        --
     Restructuring (credit)                               --      (819)
     Loss on disposal of property                        115       122
     Provision for doubtful accounts                     850     1,475
     Deferred income tax (benefit)                      (107)     (667)
     Changes in assets and liabilities, net of
      effect from acquisition:
       Accounts receivable                             3,163    (1,019)
       Inventories                                    26,703    (5,416)
       Prepaid expenses and other assets              (1,439)     (122)
       Trade accounts payable                           (276)   (2,414)
       Accrued salaries, wages and benefits              629       603
       Accrued income taxes                               --       177
       Other accrued expenses                           (644)     (419)
       Deferred compensation                             577        --
       Other long-term liabilities                       201       332
                                                    --------  --------
         Net cash provided by operating activities  $ 32,861  $  1,670
                                                    ========  ========

CONTACT:  Hooker Furniture
          Paul B. Toms Jr., Chairman, Chief Executive Officer
           and President
            (276) 632-2133, or
          E. Larry Ryder, Executive Vice President
           & Chief Financial Officer
            (276) 632-2133, or
          Kim D. Shaver, Vice President, Marketing Communications
            (336) 454-7088